Exhibit 99.1

Nuverra Environmental Solutions Reports First Quarter 2014 Results

— Organic Expansion of Full-Cycle Business Model Continues

— Thermo Fluids Sale on Track to Close at the End of June

SCOTTSDALE, Ariz. (May 8, 2014) — Nuverra Environmental Solutions (NYSE: NES) (“Nuverra” or “the Company”), a leading provider of full-cycle environmental solutions to the energy and industrial end-markets, today announced financial results for its first quarter ended March 31, 2014.

Summary of Key Financial Results1

•	First-quarter revenue was $128.0 million ($155.7 million including TFI).

•	Net loss from continuing operations for the quarter was $(11.9) million (net loss of $(11.5) million including TFI).

•	First-quarter adjusted EBITDA was $18.9 million ($22.0 million including TFI).

•	Net cash capital expenditures were $6.2 million in the first quarter ($7.2 million including TFI).

1 Results of operations of Thermo Fluids Inc. (“TFI”) are reflected as discontinued operations due to its pending divestiture.

First-Quarter Commentary

Mark D. Johnsrud, Chief Executive Officer, commented, “During the first quarter, we continued to make significant progress to expand our full-cycle business model and execute our growth strategy. Our various pipeline initiatives complement our robust logistics capabilities on the fluids side, and our recent investments in solids treatment and thermal desorption capabilities ensure we can offer similarly innovative environmental solutions for solids.

“In terms of activity levels, as we discussed on our last conference call, the first quarter was impacted by severe winter weather, which curtailed activity throughout our operating areas. As we progress through the second quarter, we are seeing a gradual return to more normalized levels across all basins, and we are excited about the pick-up in drilling and completion activities that our customers are signaling for the back half of the year as annual budgets are fulfilled. We believe service intensities will only increase as operators continue to gain efficiencies through multi-well pads and longer laterals, which increases waste volumes and drives demand for the solutions we provide.

“On the business development front, we took a significant step in establishing a national-level sales presence by hiring Steve London as Vice President of Business Development. Steve joined the Nuverra team in March after 34 years in business development and related roles at Halliburton. He is working directly with our basin-level sales force to further support organic growth opportunities throughout the country. Our expanded service offerings, which will include thermal treatment of drilling solids and pipeline transportation networks, combined with stricter environmental regulations, are creating significant opportunities to cross-sell additional solutions to existing customers.

“Our previously disclosed sale of TFI to VeroLube is on track to close on our originally contemplated timeline in late June. The VeroLube and Canaccord teams are currently in the process of funding the transaction, and we are providing them audited financial statements for TFI. We believe our post-close capital structure will enable us to be a more nimble organization as we pursue growth opportunities in our rapidly evolving industry,” concluded Mr. Johnsrud.

First-Quarter 2014 Financial Overview

Including TFI, first-quarter revenue was $155.7 million, compared with $159.5 million in the first quarter of fiscal 2013, and $154.5 million in the fourth quarter of 2013.

Adjusted EBITDA for the first quarter including TFI was $22.0 million, compared with $32.1 million for the same prior-year period, and $25.7 million in the fourth quarter of 2013. Adjustments to EBITDA in the period included, among other items, a previously disclosed $3.2 million write-off of deferred financing costs relating to the Company entering into its amended credit facility, and $2.1 million of integration, severance and rebranding expenses, primarily related to the consolidation of the Company’s back-office functions, as well as legal and transaction costs related to the disposition of TFI, which was offset partly by a gain of $1.3 million on the disposal of assets. Excluding TFI, adjusted EBITDA in the first quarter was $18.9 million compared with $27.4 million in the first quarter of 2013.

Jay C. Parkinson, Chief Financial Officer, commented, “Our first quarter results, while consistent with our expectations, reflect severe weather that negatively impacted activity levels in all basins, particularly in the Bakken and Marcellus/Utica Shale regions. Additionally, results in the Northeast were negatively affected by an accident at one of our major customer’s wells, which resulted in significant pullback in their drilling and completion activity during the first quarter as they conducted safety reviews. All current indicators point to a gradual rebound in the second quarter, and increasingly robust activity levels in the back half of the year.”

On March 31, 2014, cash and cash equivalents were approximately $10.2 million and total debt was approximately $567.32 million, including $400.0 million of senior unsecured notes, approximately $148.8 million drawn under the Company’s amended credit facility and approximately $18.5 million in capital leases.

Net cash capital expenditures including TFI in the first quarter totaled $7.2 million, primarily related to the ongoing construction of the thermal desorption center for the treatment of solids in the Bakken.

2 Excludes unamortized discount and premium of $0.7 million, net.

Operational Highlights

Nuverra’s shale segment provides comprehensive environmental solutions, including the delivery, collection, treatment, recycling and disposal of restricted environmental products for unconventional oil and gas development in the Bakken, Utica, Eagle Ford and Mississippian Lime Shale areas, as well as the Permian Basin, which are liquids-rich plays, and the Marcellus and Haynesville Shale areas, which are gas-rich plays.

Severe winter weather negatively impacted activity levels across the board, with the Bakken and Marcellus/Utica Shale regions particularly hard-hit. In the Bakken, February alone saw 18 days with temperatures well below normal, and several days with wind gusts too high for completion work. However, indicators point to operators planning for robust summer programs.

For the first quarter, total revenue from the Company’s Shale Solutions business was $128.0 million, of which approximately $97.1 million was derived from predominantly liquids-rich areas and $30.9 million was derived from predominantly gas-rich areas. Total revenue in the first quarter of 2014 was down 2% from $130.6 million in the first quarter of 2013.

Reviewing operational highlights:

In the Bakken Shale area, revenues were essentially flat from the fourth quarter. Activity increased throughout the quarter as severe winter weather abated and drilling and completion activities resumed.

“Landfill volumes continue to grow, our thermal desorption facility remains on-track to be operational in Q4, and the H2O Forward initiative with Halliburton is moving ahead with the first joint project expected to commence this quarter. The Bakken continues to perform well for us and we are excited about the new initiatives we are introducing in the basin,” commented Mr. Parkinson.

In the Marcellus and Utica Shale areas, revenues decreased sequentially as customer activity slowed due to severe winter conditions that impacted drilling and completion activities, as well as the previously discussed customer accident. However, customer activity began to resume in late March, and overall activity is expected to ramp throughout the second and third quarters. The Company remains optimistic about activity levels in the Marcellus and Utica Shale areas throughout the year. Additionally, the Company is in the process of expanding its AWS treatment and recycling facility in the Marcellus, and has placed new treatment assets in the Utica for fluids containing heavy concentrations of solid particulates.

In the Haynesville Shale, revenues increased sequentially, reflecting customers’ heightened drilling and completion activities and the addition of rigs into the basin. “Last quarter, we strengthened our operations team in the Haynesville in response to these increased activity levels. We are very excited about the Haynesville, in part as activity is beginning to be reflective of higher natural gas prices, as well as the fact that our pipeline system gives us a unique competitive advantage. Going forward, we are very well positioned to benefit from potential activity increases in the basin,” said Mr. Parkinson.

During the first quarter and under the guidance of our new operating team, performance in the Eagle Ford stabilized and gradually improved as the first quarter progressed. The Company believes the market dynamic in the basin is improving. Additionally, the basin management team has been very successful with cost reductions. The Company recently made a capital investment in the Eagle Ford, signing a definitive agreement to acquire permitted land for construction of an integrated environmental treatment center that is expected to open by the first quarter of 2015.

Business Outlook

Mr. Johnsrud provided commentary on the Company’s business outlook for 2014:

“Reiterating what we said last quarter, Nuverra’s growth strategy in 2014 is comprised of three key objectives: 1) increasing market share in existing basins by taking business from competitors; 2) growing organically by developing and introducing innovative new solutions to our service line mix; and 3) opportunistically expanding our service offerings by consolidating companies that complement our business. We remain focused on expanding our service offerings in each of our basins to address the full spectrum of environmental management needs of our customers.

“With the weather of the first quarter behind us, our customers are signaling an increase in E&P capital spending, growth in rig counts, and a rebound in permitting activity. These activities point to a significant increase in the volume of fluids and solids that must be managed at the surface. The anticipated increase in E&P spending, combined with an increasingly focused environmental regulatory landscape, give us confidence in our upbeat outlook for the year.

“As we progress through 2014, looking at the second quarter we are eyeing a gradual increase in activity levels, with particularly strong growth in the back half of the year. While this industry is very dynamic, logistical challenges are significant and it takes time to ramp up activity. We expect sequential improvement in the second quarter in terms of both revenues and margins, as well as a gradual resumption of drilling and completion activities that were delayed due to weather. We remain confident in our full-year 2014 plan, and believe the quarterly progression throughout the year will be back-end weighted.”

Conference Call & Webcast

The Company will host a conference call to discuss its first quarter 2014 financial results at 4:30 p.m. ET (1:30 p.m. PT) today. To participate on the conference call, please dial +1-480-629-9665 (US) or +1-877-941-1428 (International) and reference conference ID 4679609. An audio replay of the call will be available approximately one hour following the conclusion of the call through May 22, 2014. The audio replay of the conference call can be accessed by dialing +1-303-590-3030 (US) or +1-800-406-7325 (International) and entering access code 4679609. The call will be webcast live and a replay available by accessing the “Investors” section of the Company’s web site at www.nuverra.com.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in energy and industrial end-markets. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, used motor oil, spent antifreeze, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Interested parties can access additional information about Nuverra on the Company’s web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges and other non-recurring charges, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, and operating working capital, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of growth, revenues, business activity, adjusted EBITDA and pipeline expansion, landfill and treatment facility activities, as well as statements regarding possible divestitures, timing of such divestitures, acquisitions, financings, business growth and expansion opportunities, availability of capital, ability to access capital markets, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential impact of litigation; risks of successfully consummating expected transactions within the timeframes or on the terms contemplated, including risks that such transactions may fail to close due to unsatisfied closing conditions; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; low oil and or natural gas prices; changes in customer drilling and completion activities and capital expenditure plans; shifts in production among shale areas in which we operate and/or into shale areas in which we currently do not have operations; control of costs and expenses; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Form 10-Q for the three months ended March 31, 2014, its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the Company’s other reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov and the Company’s web site at http://www.nuverra.com. As a result of the foregoing considerations and the other limitations of non-GAAP measures described elsewhere herein, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Nuverra Environmental Solutions

Nuverra Environmental Solutions, Inc.

Liz Merritt, 602-903-7802

VP-Investor Relations & Communications

ir@nuverra.com

- or -

The Piacente Group, Inc.

Don Markley or Glenn Garmont, 212-481-2050

nuverra@tpg-ir.com

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenue:
Non-rental revenue	$109,844	$109,324
Rental revenue	18,170	21,323

Total revenue	128,014	130,647
Costs and expenses:
Direct operating expenses	93,626	92,012
General and administrative expenses	18,548	14,079
Depreciation and amortization	20,911	28,051

Total operating expenses	133,085	134,142

Loss from operations	(5,071)	(3,495)
Interest expense, net	(12,050)	(13,415)
Other expense, net	(420)	(1,031)
Loss on extinguishment of debt	(3,177)	—

Loss from continuing operations before income taxes	(20,718)	(17,941)
Income tax benefit	8,804	13,936

Loss from continuing operations	(11,914)	(4,005)
Income (loss) from discontinued operations, net of income taxes	459	(8,627)

Net loss attributable to common stockholders	$(11,455)	$(12,632)

Net loss per common share attributable to common stockholders:

Basic and diluted loss from continuing operations	$(0.48)	$(0.17)
Basic and diluted income (loss) from discontinued operations	0.02	(0.36)

Net loss per basic and diluted share	$(0.46)	$(0.53)

Weighted average shares outstanding used in computing net loss per basic and diluted common share	25,020	23,841

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Note 1)
Assets
Cash and cash equivalents	$10,196	$8,783
Restricted cash	112	110
Accounts receivable, net	101,215	87,086
Inventories	3,475	3,328
Prepaid expenses and other receivables	12,545	10,457
Deferred income taxes	29,759	30,072
Other current assets	115	409
Current assets held for sale	26,990	21,446

Total current assets	184,407	161,691

Property, plant and equipment, net	487,480	498,541
Equity investments	4,024	4,032
Intangibles, net	145,061	149,363
Goodwill	408,696	408,696
Other assets	20,842	21,136
Long-term assets held for sale	168,440	167,304

Total assets	$1,418,950	$1,410,763

Liabilities and Equity
Accounts payable	$27,264	$33,229
Accrued liabilities	82,203	63,431
Current portion of contingent consideration	9,611	13,113
Current portion of long-term debt	5,385	5,464
Financing obligation to acquire non-controlling interest	10,104	—
Current liabilities of discontinued operations	10,517	9,301

Total current liabilities	145,084	124,538

Deferred income taxes	33,865	42,982
Long-term portion of debt	561,209	549,713
Long-term portion of contingent consideration	2,614	2,344
Financing obligation to acquire non-controlling interest	—	10,104
Other long-term liabilities	4,044	4,324
Long-term liabilities of discontinued operations	34,174	32,389

Total liabilities	780,990	766,394

Commitments and contingencies
Common stock	28	27
Additional paid-in capital	1,347,019	1,341,209
Treasury stock	(19,503)	(19,503)
Accumulated deficit	(689,584)	(677,364)

Total equity of Nuverra Environmental Solutions, Inc.	637,960	644,369

Total liabilities and equity	$1,418,950	$1,410,763

Note 1: The condensed consolidated balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(11,455)	$(12,632)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations, net of income taxes	(459)	8,627
Depreciation	16,607	22,057
Amortization of intangible assets	4,304	5,994
Amortization of deferred financing costs	523	1,236
Amortization of original issue discounts and premiums, net	36	37
Stock-based compensation	293	790
Gain on disposal of property, plant and equipment	(1,255)	(237)
Bad debt expense	773	187
Loss on extinguishment of debt	3,177	—
Deferred income taxes	(8,804)	(13,231)
Other, net	463	675
Changes in operating assets and liabilities, net of business acquisitions and purchase price adjustments:
Accounts receivable	(14,902)	(3,311)
Prepaid expenses and other receivables	(1,982)	(49)
Accounts payable and accrued liabilities	12,523	8,014
Other assets and liabilities, net	(215)	210

Net cash (used in) provided by operating activities from continuing operations	(373)	18,367
Net cash provided by operating activities from discontinued operations	3,409	192

Net cash provided by operating activities	3,036	18,559

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(38)
Proceeds from the sale of property, plant and equipment	1,551	79
Purchases of property, plant and equipment	(7,743)	(13,899)

Net cash used in investing activities from continuing operations	(6,192)	(13,858)
Net cash used in investing activities from discontinued operations	(1,050)	(915)

Net cash used in investing activities	(7,242)	(14,773)

Cash flows from financing activities
Proceeds from revolving credit facility	17,725	4,000
Payments on revolving credit facility	(8,000)	(4,000)
Payments for deferred financing costs	(343)	(184)
Payments on notes payable and capital leases	(1,429)	(1,229)
Payments of contingent consideration and other financing activities	25	(8)

Net cash provided by (used in) financing activities from continuing operations	7,978	(1,421)
Net cash used in financing activities from discontinued operations	—	(400)

Net cash provided by (used in) financing activities	7,978	(1,821)

Net decrease in cash and cash equivalents	3,772	1,965
Cash and cash equivalents - beginning of period	9,212	16,211

Cash and cash equivalents - end of period	12,984	18,176
Less: cash and cash equivalents of discontinued operations - end of period	2,788	312

Cash and cash equivalents of continuing operations - end of period	$10,196	$17,864

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED ADJUSTED EBITDA GAAP RECONCILIATION

(In thousands)

	Three Months Ended March 31,		Three Months Ended December 31,
	2014	2013	2013
Loss from continuing operations	$(11,914)	$(4,005)	$(10,372)
Depreciation of property, plant and equipment	16,607	22,057	14,520
Amortization of intangible assets	4,304	5,994	4,895
Interest expense, net	12,050	13,415	13,573
Income tax benefit	(8,804)	(13,936)	(7,021)

EBITDA from continuing operations	12,243	23,525	15,595

Adjustments:
Transaction-related costs, including earnout adjustments, net	513	—	(1,995)
Stock-based compensation	293	790	413
Legal, environmental and insurance, net	1,856	2,397	7,010
Restructuring, exit costs and other	—	—	(554)
Loss on extinguishment of debt	3,177	—	—
Integration, severance and rebranding costs	2,072	678	2,512
(Gain) loss on disposal of assets	(1,255)	—	326

Adjusted EBITDA from continuing operations	18,899	27,390	23,307
Adjusted EBITDA from discontinued operations	3,098	4,696	2,420

Total Adjusted EBITDA	$21,997	$32,086	$25,727

Reconciliation of income (loss) from discontinued operations to EBITDA and Adjusted EBITDA from discontinued operations:

	Three Months Ended March 31,		Three Months Ended December 31,
	2014	2013	2013
Income (loss) from discontinued operations	$459	$(8,627)	$(2,700)
Depreciation of property, plant and equipment	—	665	469
Amortization of intangible assets	—	2,731	1,785
Income tax benefit	1,696	8,271	2,858

EBITDA from discontinued operations	2,155	3,040	2,412

Adjustments:
Transaction-related costs, including earnout adjustments, net	1,024	992	—
Legal, environmental and insurance, net	—	664	—
(Gain) loss on disposal of assets	(81)	—	8

Adjusted EBITDA from discontinued operations	$3,098	$4,696	$2,420

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES RECONCILIATION

(In thousands)

Three Months Ended March 31,
2014
Net cash capital expenditures from continuing operations	$6,192
Net cash capital expenditures from discontinued operations	1,050

Total net cash capital expenditures	$7,242

Three Months Ended March 31,
2014
Cash capital expenditures from continuing operations	$7,743
Cash capital expenditures from discontinued operations	1,137

Total cash capital expenditures	$8,880